Exhibit 23.1


                         Consent of Independent Auditors


We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 pertaining to the 1994 Long Term Performance Incentive Plan and the 1998 Stock Option Plan of NaPro BioTherapeutics, Inc. and to the incorporation by reference therein of our report dated March 24, 1999, with respect to the consolidated financial statements of NaPro BioTherapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



/s/  ERNST & YOUNG LLP

Denver, Colorado
March 30, 1999